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                                                                   Exhibit h(7)

                      FORM OF EXPENSE LIMITATION AGREEMENT

                              Smith Barney Trust II
                     Smith Barney Capital Preservation Fund

         EXPENSE LIMITATION AGREEMENT, effective as of ________ ___, 2002 by and between Smith Barney Fund Management LLC (the "Manager") and Smith Barney Trust II (the "Trust"), on behalf of the Trust's series, Smith Barney Capital Preservation Fund (the "Fund").

         WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

         WHEREAS, the Trust and the Manager have entered into a Management Agreement dated ________ ___, 2002 ("Management Agreement"), pursuant to which the Manager provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject.

         NOW THEREFORE, the parties hereto agree as follows:

1.       Expense Limitation.

         1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of the Fund in any fiscal year, including but not limited to investment management fees payable to the Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

         1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of the Fund shall be the amount specified in Schedule A hereto based on a percentage of the average daily net assets of such class of the Fund.

         1.3. Method of Computation. To determine the Manager's obligation with respect to the Excess Amount, the Operating Expenses for each class of the Fund shall be calculated each day. If the annualized value of that calculation exceeds the Operating Expense Limit for any class of the Fund, the expenses shall be capped as specified in Schedule A, and a receivable from the Manager for that day's Excess Amount shall be recorded. The Fund may offset amounts owed to the Fund pursuant to this Agreement against the investment management fee payable to the Manager from the Fund.

         1.4. Adjustments. From time to time, as better or more complete information becomes available, adjustments to expenses may be made in order to more accurately reflect the actual expense environment in which the Fund operates. Such adjustments may temporarily cause the Fund's annualized expense ratio on a given day, to exceed the Operating Expense Limit. In such cases, subsequent adjustments will be made to ensure that the Fund's expense ratio for the fiscal year will not exceed the Operating Expense Limit. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.       Recoupment of Fee Waivers and Expense Reimbursements.

         2.1. Recoupment. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund for that day are less than the Operating Expense Limit, the Manager shall be entitled to recoup from the Fund the investment management fees waived or reduced and other payments remitted by the Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Manager will in no event exceed the total Recoupment Amount and the Recoupment Amount will not include any amounts previously recouped.

         2.2. Adjustments. If necessary, appropriate adjustments shall be made in order to ensure that the actual Fund Operating Expenses of each class of the Fund for the fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.       Term and Termination of Agreement.

         This Agreement shall have an initial term through five years from the second business day after the end of the Fund's Offering Period, or if that day is not a business day, the first business day thereafter (as determined pursuant to the prospectus for the Fund) (the "Guarantee Maturity Date"). Thereafter, this Agreement shall automatically renew for one-year terms unless the Manager provides written notice to the Fund of the termination of this Agreement at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement with respect to the Fund, or it may be terminated by the Fund, without payment of any penalty, upon ninety (90) days' prior written notice to the Manager at its principal place of business. The Operating Expense Limit specified in Schedule A is effective through to the Guarantee Maturity Date; thereafter the maximum Operating Expense Limit may be changed upon the extension of this Agreement as contemplated by this paragraph and paragraph 4.4.

4.       Miscellaneous.

         4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         4.2. Interpretation. Nothing herein contained shall be deemed to require the Fund or the Trust to take any action contrary to the Trust's Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

         4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee and the computations of net asset values, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

         4.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

         The undersigned officer of the Trust has executed this Agreement not individually, but as an officer under the Declaration of Trust of the Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually.
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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                              SMITH BARNEY TRUST II
                                              On behalf of Smith Barney Capital
                                              Preservation Fund

                                              By:

                                              ---------------------------------
                                              Name:
                                              Title:


                                              SMITH BARNEY FUND
                                              MANAGEMENT LLC

                                              By:

                                              ---------------------------------
                                              Name:
                                              Title:
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                                                                     Schedule A

                            OPERATING EXPENSE LIMITS


                                            Maximum Operating Expense Limit
                                       (as a percentage of average net assets)*

                                           Class A      Class B      Class L

Smith Barney Capital Preservation Fund      1.95%        2.70%        2.70%

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* Effective through to the Guarantee Maturity Date; thereafter this limit is subject to change if the Agreement is extended as contemplated in paragraph
  4.4.